Exhibit 99.3

MOHEGAN TRIBAL GAMING AUTHORITY

OFFER TO EXCHANGE

UP TO $85,000,000 REGISTERED 9.75% SENIOR NOTES DUE 2021 FOR ANY AND ALL

OUTSTANDING UNREGISTERED 9.75% SENIOR NOTES DUE 2021 ISSUED ON AUGUST 11, 2015

To Our Clients:

Enclosed for your consideration is a prospectus, dated             , 2016 (the “prospectus”), and the related Letter of Transmittal (the “letter of transmittal”) relating to the offer (the “exchange offer”) of Mohegan Tribal Gaming Authority (the “Authority”) to exchange up to $85,000,000 in aggregate principal amount of its 9.75% Senior Notes due 2021 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for the same amount of its outstanding unregistered 9.75% Senior Notes due 2021 issued on August 11, 2015 (the “outstanding notes”). The outstanding notes are an additional issuance of our 9.75% senior notes due 2021, of which $500,000,000 aggregate principal amount were originally issued on August 15, 2013 in a private offering and subsequently all exchanged for an equivalent principal amount of registered notes issued on March 12, 2014. The outstanding notes were sold on August 11, 2015 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., SunTrust Robinson Humphrey, Inc., Jefferies LLC, Credit Agricole Securities (USA) Inc. and KeyBanc Capital Markets Inc. (collectively, the “initial purchasers”). The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act. The exchange offer is being extended to all holders of the outstanding notes in order to satisfy certain obligations of the Authority set forth in the Registration Rights Agreement, dated as of August 11, 2015, among the Authority and Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as representatives of the initial purchasers, relating to the 9.75% Senior Notes due 2021 issued on August 11, 2015. The exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

These materials are being forwarded to you as the beneficial owner of the outstanding notes held by us for your account but not registered in your name. A tender of such outstanding notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the outstanding notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed prospectus and letter of transmittal. We also request that you confirm that we may, on your behalf, make the representations contained in the letter of transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the outstanding notes on your behalf in accordance with the provisions of the exchange offer.

The exchange offer will expire at 5:00 p.m., New York City time, on , 2016, unless the exchange offer is extended by the Authority (as it may be extended, the “expiration date”). Outstanding notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.

Your attention is directed to the following:

1. The exchange offer is for any and all outstanding notes.

2. The exchange offer is subject to certain conditions set forth in the section of the prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

3. Any transfer taxes incident to the transfer of outstanding notes from the holder to the Authority will be paid by the Authority, except as otherwise provided in the letter of transmittal.

4. The exchange offer expires at 5:00 p.m., New York City time, on             , 2016, unless the exchange offer is extended by the Authority.

If you wish to have us tender your outstanding notes, please so instruct us by completing, executing and returning to us the instruction form accompanying this letter. The letter of transmittal is furnished to you for your information only and may not be used by you to tender your outstanding notes.

Very truly yours,

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledges receipt of your letter and the enclosed materials referred to therein relating to the exchange offer made by Mohegan Tribal Gaming Authority with respect to the outstanding notes.

This will instruct you as to the action to be taken by you relating to the exchange offer with respect to the outstanding notes held by you for the account of the undersigned.

The aggregate face amount of the outstanding notes held by you for the account of the undersigned is (fill in amount):

$         of 9.75% Senior Notes due 2021 issued on August 11, 2015

With respect to the exchange offer, the undersigned hereby instructs you (check appropriate box):

☐	to tender the following outstanding notes, subject to the terms and conditions set forth in the prospectus and the letter of transmittal, held by you for the account of the undersigned (insert principal amount of outstanding notes to be tendered) (if any):

$         of 9.75% Senior Notes due 2021 issued on August 11, 2015

☐	not to tender any outstanding notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the outstanding notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned by its signature below, hereby makes to you), the representations contained in the letter of transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations that:

•	the exchange notes acquired in exchange for outstanding notes pursuant to the exchange offer are being acquired in the ordinary course of business of the undersigned;

•	the undersigned is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of outstanding notes or exchange notes issued to the undersigned within the meaning of the Securities Act; and

•	the undersigned is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Authority or, if the undersigned is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the undersigned is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such exchange notes.

Signature:

Print Name here:

(Print Address):

(Area Code and Telephone Number):

(Tax Identification or Social Security Number):

Dated:

None of the outstanding notes held by you for the beneficial owner’s account will be tendered unless you receive written instructions from the beneficial owner to do so. Unless a specific contrary instruction is given in the space provided, the beneficial owner’s signature hereon shall constitute an instruction to you to tender all of the outstanding notes held by you for the beneficial owner’s account.